October 31, 2022

Bora Chung

Re: Terms of Separation
Dear Bora:
This letter confirms the agreement (“Agreement”) between you and Bill.com, LLC (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.Separation Date: October 31, 2022 is your last day of employment with the Company (the “Separation Date”). You and the Company have entered into a separate Consulting Agreement effective as of October 31, 2022.
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on October 31, 2022, we provided you one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees that upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for two (2) months following the Separation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
By signing below, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.
4.Proprietary Information: You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement dated October 29, 2019, incorporated by reference herein, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
5.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or
Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for unemployment benefits, workers’ compensation benefits, indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
6.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
7.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board,

the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
8.Non-disparagement: You agree that you will not make any negative or disparaging comments about the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. In addition, you agree that you will not speak publicly to the media or anyone else, individually or through your legal or other representatives, about the Releasees. Nothing in this section shall prohibit you from providing truthful information in response to a subpoena or other legal process, or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
9.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Jose, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. A neutral arbitrator shall be selected by both parties, and shall (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive laws of the State of California; and (c) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The parties shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that either party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration. The arbitrator's decision shall be final, binding, and conclusive. Except as otherwise provided herein, the parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. Except as otherwise provided herein, the parties expressly waive any entitlement to have such controversies decided by a court or a jury.
10.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
11.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
12.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
13.Complete and Voluntary Agreement: This Agreement, together with the Employee Invention Assignment and Confidentiality Agreement dated October 29, 2019, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Notwithstanding this paragraph, nothing in this Agreement is intended to reduce in any way your post-employment obligations or restrictions, including any restrictive covenants.
14.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.
16.Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that you will only be entitled to the Separation Compensation pursuant to Section 3 upon the end of that seven (7) day revocation period.
17.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
18.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

19.Notice and Cooperation: You agree that if you are solicited or contracted by any law firm or agent of any law firm regarding the Company or your employment with the Company, or if you are ordered or subpoenaed to testify or produce information in connection with any claim against the Company, you will immediately notify the Company by contacting the Company’s Chief Legal Officer. You also agree to make yourself fully and reasonably available to assist the Company and its representatives with any investigation or with its prosecution and/or defense of any legal proceedings involving matters of which you may have relevant knowledge.
20.Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent payable by March 15 of the calendar year following the calendar year in which the Separation Date has occurred, the payments set forth in Section 3 are intended to be exempt from Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) under the “short- term deferral exception” set forth in Section 1.409A 1(b)(4) of the Treasury Regulations. To the extent one or more of the payments set forth in Section 3 do not satisfy the “short-term deferral exception”, such payments are intended to qualify as payments made as a result of an involuntary separation from service pursuant to Section 1.409A 1(b)(9) of the Treasury Regulations and are exempt from Section 409A. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
Notwithstanding the foregoing, under no circumstances shall the Company, or any Releasee, have any liability to you by reason of any additional tax or penalty imposed on you pursuant to Section 409A or any comparable state tax law.
If you agree to abide by the terms outlined in this letter, please sign this letter below. I wish you the best in your future endeavors.
Sincerely,

Bill.com, LLC

By: /s/ René Lacerte
René Lacerte
Chief Executive Officer

READ, UNDERSTOOD AND AGREED
/s/ Bora Chung
Bora Chung

10/31/2022
Date